Exhibit 3.4

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
APTERA MOTORS CORP.

(a Public Benefit Corporation)

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Aptera Motors Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Aptera Motors Corp. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 4, 2019 under the name Aptera Motors Corp.

SECOND: That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, specifically to change the corporation to a public benefit corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Aptera Motors Corp.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 16192 Coastal Highway, in the City of Lewes, County of Sussex, 19958. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

A. Purposes: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

B. Benefits Corporation. This corporation shall be a public benefit corporation, as contemplated by subchapter XV of the General Corporation Law, or any successor provisions, that is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by this corporation’s conduct and the public benefit or benefits identified in this Certificate of Incorporation. Accordingly, the specific public benefit purpose of this corporation is to break the chains of energy dependence by championing solar mobility—liberating communities, restoring sustainability, and forging a future where power belongs to the people.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock for a total number of 325,000,000 shares. The total number of shares of common stock authorized to be issued is 305,000,000, par value $0.0001 per share (the “Common Stock”), consisting of 190,000,000 shares designated as “Class A Common Stock” and 115,000,000 shares designated as “Class B Common Stock”. The total number of shares of preferred stock authorized to be issued is 20,000,000, par value $0.0001 per share (the “Preferred Stock”).

The Board of Directors is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval (except as otherwise expressly required by this Certificate of Incorporation), by filing a certificate of designation pursuant to the applicable law of the State of Delaware (any such certificate, a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each such series. The powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing number, letter or title;

2.	the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) without any vote of stockholders (except as otherwise expressly required by this Certificate of Incorporation);

3.	the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.	the dates on which dividends, if any, shall be payable;

5.	the redemption rights and price or prices, if any, for shares of the series;

6.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of this corporation;

8.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of this corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9.	restrictions on the issuance or reissuance of shares of the same series or any other class or series;

10.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.	any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock,

all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, subject to the rights of one or more series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. Common Stock. The rights, powers, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(B). Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the corporation but excluding voting as described in Section 5 below) and share ratably and be identical in all respects as to all matters.

1. Definitions. For purposes of this Article IV(B), the following definitions apply:

(a) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder.

(b) “Final Conversion Date” means the date that no shares of Class A Common Stock are outstanding.

(c) “Permitted Entity” shall mean with respect to a Qualified Stockholder (i) a Permitted Trust (as defined below) solely for the benefit of (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder, or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder.

(d) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class A Common Stock:

(i) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, or (B) any Permitted Entity of such Qualified Stockholder;

(ii) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder; or

(iii) approved by the Board of Directors.

(e) “Permitted Transferee” shall mean a transferee of shares of Class A Common Stock received in a Transfer that constitutes a Permitted Transfer.

(f) “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(g) “Qualified Stockholder” shall mean (i) any registered holder of a share of Class A Common Stock and (ii) any Permitted Transferee.

(h) “Transfer” of a share of Class A Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class A Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) the pledge of shares of Class A Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;

(iv) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the corporation is a party;

(v) the fact that the spouse of any holder of Class A Common Stock possesses or obtains an interest in such holder’s shares of Class A Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class A Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order);

(vi) in connection with a merger or consolidation of the corporation with or into any other person, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors; or

(vii) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee where the holder entering into the plan retains all Voting Control over the shares; provided, however, that a Transfer of such shares of Class A Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class A Common Stock beneficially held by an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity.

(i) “Voting Control” shall mean, with respect to a share of Class A Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement, retained right, delegation, or otherwise.

2. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class. The corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all class of Common Stock.

3. Liquidation Rights. Subject to the terms of any series of Preferred Stock, upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation available for distribution to the stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock and Class A Common Stock, each voting separately as a class.

4. Redemption. The Common Stock is not redeemable at the option of the holder.

5. Voting Rights.

(a) The holder of each share of Class A Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters submitted to the stockholders and in such manner as may be provided by law. Except as required by law or this Certificate of Incorporation, the Class B Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter; provided, that, upon and following the Final Conversion Date, each holder of a share of Class B Common Stock shall have the right to one vote per share on all matters submitted to the stockholders. Except as otherwise expressly provided herein or as required by law, the holders of Class B Common Stock and Class A Common Stock will vote together and not as separate classes. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law,

(b) Except as otherwise provided by applicable law, the holders of the Class A Common Stock (voting together as a single class and not as a separate series shall be entitled to elect and remove the directors of this corporation, and following the Final Conversion Date, the holders of Class B Common Stock shall be entitled to elect, remove and replace the directors of this corporation.

(c) Any vacancy, including newly created directorships resulting from any increase in the authorized number of directors, and vacancies created by the death, removal or resignation of a director or any other cause, shall be filled solely by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, or their earlier death, resignation or removal. Any director may be removed during his or her term of office, either (i) without cause, by, and only by, the affirmative vote of the holders of a majority in voting power of the shares of the class or series of stock entitled to elect such director or directors or (ii) with cause, by the affirmative vote of the holders of a majority in voting power of the shares then entitled to vote at an election of directors, in each case given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by such holders.

6. Conversion of the Class A Common Stock. The Class A Common Stock will automatically be converted into one fully paid and nonassessable share of Class B Common Stock: (a) on the affirmative election of such holder; or (b) on the occurrence of a Transfer of such share of Class A Common Stock, other than a Permitted Transfer.

On the occurrence of the conversion events specified in this Section 6, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that this corporation will not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable on such conversion unless the certificates evidencing such shares of Class A Common Stock, if any such certificates have been issued, are either delivered to this corporation or its transfer agent as provided below, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates. On the occurrence of such automatic conversion of the Class A Common Stock, the holders of Class A Common Stock so converted will surrender the certificates representing such shares at the office of this corporation or any transfer agent for the Class B Common Stock. Thereupon, if requested by any holder of Class A Common Stock, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Class A Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

7. Reservation of Stock issuable Upon Conversion. This corporation will at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock and if at any time the number of authorized but unissued shares of Class B Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class A Common Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as will be sufficient for such purpose.

8. No Reissuance of Class A Common Stock. No share or shares of Class A Common Stock acquired by this corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. To the extent that the Board of Directors has not already authorized the retirement of such shares, following the Final Conversion Date, the Board of Directors shall retire all of the issued shares of the Class A Common Stock that have been acquired by this corporation.

9. Subdivision or Combination. If the corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock or Class A Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation. Unless otherwise provided herein, each director shall be entitled to one vote on each matter presented to the Board of Directors.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by law, a director or officer of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of, or increase the liability of any director or officer of this corporation with respect to any acts or omissions of such director or officer, as applicable, occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of this corporation who is not an employee of this corporation or any of its subsidiaries (the “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of this corporation to this corporation or this corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. This Article XIII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIII(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIII(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Savings. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___ day of ___________, 2025.

APTERA MOTORS CORP.

By:	/s/Chris Anthony
Name:	Chris Anthony
Title	Co-Chief Executive Officer